Exhibit 10.28

Certain confidential information contained in this  document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed

SUB-LICENSE AND DELEGATION AGREEMENT

This Sub-License and Delegation Agreement (this “Agreement”), dated as of 10/5/2021, 2021, is entered into by and between Gryphon Digital Mining, Inc. (“Gryphon”) and Sphere 3D Corp. (“Sphere”), and relates to that certain Services Agreement, dated as of September 12, 2021 (the “MSA”), by and between Core Scientific, Inc. (“Core”) and Gryphon, and Master Services Agreement Order #2 thereunder (“Order 2”), attached hereto as Exhibits A and B, respectively. Capitalized terms used herein without definition shall have the meanings assigned to them in Order #2.

WHEREAS, Section 8.d of the MSA, as amended by Order 2, provides that Gryphon is permitted to sub-lease, sub-license, assign, delegate or transfer the MSA and Order 2, or any of its rights and obligations thereunder to Sphere without the prior written consent of Core; and

WHEREAS, Gryphon desires to sub-license and delegate certain rights and obligations under Order 2 to Sphere as set forth herein.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants, conditions and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Sub-License and Delegation. Gryphon hereby (i) exclusively sub-licenses to Sphere its rights to access and use the Company Facility pursuant to Order 2 and (ii) delegates to Sphere all of its obligations to make payments to Core pursuant to Order 2. Sphere hereby accepts such sub-license and delegation in all respects.

2. Contingent Assignment. Effective immediately upon the consummation of the Merger (as defined in that certain Agreement and Plan of Merger, dated as of June 3, 2021, by and among Sphere, Sphere GDM Corp. and Gryphon, as amended from time to time (the “Merger Agreement”)), all of Gryphon’s rights and obligations under Order 2 shall be automatically assigned to, and assumed by, the Surviving Corporation (as defined in the Merger Agreement), without any further action required by either such party.

3. Termination. This Agreement shall automatically terminate upon the termination of the MSA and/or Order 2 in accordance with their respective terms. In addition, upon any termination of the Merger Agreement by Sphere, Gryphon shall have the right, in its sole discretion, to terminate this Agreement in its entirety (including the sublicense and delegation described in Section 1) upon not less than one hundred and eighty (180) calendar days’ written notice to Sphere.

4. Governing Law. This Agreement shall be construed in accordance with and governed by the Laws of the State of Delaware without giving effect to the principles of conflict of laws.

5. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement, and supersedes and replaces all prior or contemporaneous discussions, negotiations, proposals, understandings and agreements, written or oral, as well as any industry custom. Each party acknowledges that, in entering into this Agreement, it has not relied on, and shall have no right or remedy in respect of, any statement, representation, assurance or warranty other than as expressly set out in this Agreement. This Agreement may be executed in two (2) or more counterparts (and the signature pages may be delivered with ink or electronic signature or by e- mail), each will be deemed an original, but all together will constitute one and the same instrument. This Agreement may be amended only by the written agreement of both parties.

[Signature Page to Sub-License and Delegation Agreement]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

GRYPHON DIGITAL MINING, INC.

By:	/s/ Rob Chang
Name:	Robby Chang
Title:	CEO & Director

SPHERE 3D CORP.

By:	/s/ Peter Tassiopoulos
Name:	Peter Tassiopoulos
Title:	CEO

Exhibit A

MASTER SERVICES AGREEMENT

This Master Services Agreement (“Agreement”) effective as of September 12, 2021 (“Effective Date”) is between CORE SCIENTIFIC, INC. (“Company”) and GRYPHON DIGITAL MINING, INC. (“Client”).

WHEREAS, Client desires access to locate its Client Equipment (as defined below) at the Company Facility (as defined below) and receive certain Services (as defined below); and

WHEREAS, Company desires to provide such Services at its Company Facility.

The parties agree as follows:

1. AGREEMENT STRUCTURE

a. This Agreement provides general terms applicable to Company’s provision of certain services, including, without limitation, colocation, hosting, rack space, security, monitoring, maintenance, utilities, Client Equipment maintenance and repair, facility management, account management, network and data access, technical support, and heat and thermal management services (“Services”) to Client in a data center owned or operated by Company or its affiliates (“Company Facility”) in mutually agreed transactions described in mutually executed ordering documents in the form of Exhibit A attached hereto that reference and are governed by this Agreement (“Orders”). Each Order will be a separate agreement between Company and Client and will be deemed to incorporate the terms of this Agreement by reference. Company may require Customer to provide evidence of creditworthiness or credit support acceptable to Company in its sole discretion as a condition to accepting any Order. In the event of any conflict or inconsistency between the terms of this Agreement and the specific terms of an Order, the specific terms of the Order govern with respect to such Order.

2. SERVICES AND COMPANY FACILITY

a. Company will provide Client the Services at a Company Facility set forth in an Order. This Agreement is not intended to and does not constitute a lease of any real or personal property or a grant of any other real property interest. Unless otherwise set forth in an Order, Client Equipment is owned by Client will not be construed as fixtures or fittings or otherwise attached to a Company Facility. Company retains title to all racking, connectors, fittings, parts and other materials used or provided by Company at a Company Facility to provide Client the Services. Client acknowledges and agrees that access to a Company Facility may be provided only during Company’s ordinary business hours and only upon Company’s prior written consent, which shall be subject in all events to the terms of this Agreement and may be withheld, conditioned or delayed in Company’s sole discretion. Client will be liable for the actions of all persons accessing Company Facility on its behalf.

b. Company has the right to review and the sole right to approve any delivery, installation (including, without limitation, the location and position of Client Equipment at the Company Facility), replacement or removal work with respect to Client’s computer hardware or other tangible equipment (“Client Equipment”) at a Company Facility. Client shall be fully responsible for delivering all Client Equipment to Company at a specified Company Facility on or before the applicable scheduled delivery date, each as specified in an Order. Client will be responsible for all risk of loss or damage to Client Equipment at all times until such Client Equipment is accepted by Company at a designated Company Facility.

c. Client Equipment will adhere to Company’s specifications, procedures, rules, and regulations, including, without limitation, equipment labeling and tracking and security practices and policies for the Company Facility, all of which are incorporated herein by this reference. If Company determines in its sole discretion that Client Equipment or related operating software does not conform to its policies or is not suitable for the provision of Services at the Company Facility, Company may suspend installation of Client Equipment and operating software or commencement of the Services until Company approves of the Client Equipment and operating software. Company has no responsibility or liability for any loss or damage to Client Equipment, including without limitation any damage to Client Equipment, failure to adhere to any manufacturer warranty, the voiding of any manufacturer warranty or loss of or inability to collect under any manufacturer warranty, unless directly caused by the gross negligence, bad faith or willful misconduct of Company.

d. Client is responsible for costs and expenses regarding the installation, repair, replacement and removal of Client Equipment and tariffs, taxes, shipping costs or other expenses associated with owning, shipping, importing or transporting Client Equipment. Upon any expiration or termination of an applicable Order, Company will provide Client with a written notice, which may be by email (the “Retrieval Notice”), of the date when Client Equipment is ready to be removed from Company Facility, which will be at Client’s sole expense. Such notice will document the condition of Client Equipment being prepared for shipment, any outstanding amounts owed by Client to Company and Client shall have five (5) calendar days from the date set forth in the Retrieval Notice to pay any outstanding amounts owed to Company and remove at Client’s sole cost and expense Client Equipment from Company Facility. Client will hold Company harmless from any damage caused to Client Equipment during such pickup and removal of Client Equipment. The failure or delay by Client to retrieve Client Equipment on or before the date set forth in the Retrieval Notice will constitute abandonment of Client Equipment under the laws of the jurisdiction where the Client Equipment is located and Company will be entitled to pursue at Client’s sole risk and expense all available remedies, including, without limitation, the actions set forth in Section 4(d), as applicable.

e. In order to continue to provide the Services, from time to time Company may request, and Client shall promptly provide, information regarding Client Equipment, Client’s related operating software, Client’s systems, and other information reasonably necessary in Company’s provision of the Services.

f. If software and services of a third party are requested by Client in conjunction with the Services (“Third Party Services”) and identified in an Order, Client acknowledges and agrees that such Third Party Services are the responsibility of the third party, subject to separate terms and conditions between such third party and Client and Company accepts no responsibility for the performance of such Third Party Services or any loss or damage arising from or associated with the provision of such Third Party Services.

3. PAYMENT TERMS AND TAXES

a. Company will invoice Client monthly in advance for all applicable fees for use of Company Facility and provision of Services as set forth in the applicable Order. Client will pay all invoiced amounts in US dollars within ten (10) calendar days of the date of the invoice. All payments must be (i) in US dollars into an ACH account number as set forth in the applicable Order; or (ii) to another account or form of payment directed by Company. Interest shall be charged on past due amounts at the lesser of (A) one and a half percent (1.5%) per month; or (B) the highest rate permitted by applicable law.

b. Client may, in good faith, dispute any invoice or any part thereof (a “Disputed Amount”) by submitting a written notice of such dispute along with reasonable supporting documentation within three (3) calendar days of the date of the initial invoice on which the Disputed Amount appears, failing which Client waives all rights to dispute such Disputed Amount and to file any claim. Company will review the Disputed Amount after its receipt of the relevant notice and if Company determines that Client was billed in error, a credit for the amount invoiced incorrectly will be made to the next invoice. If Company determines that the amount was invoiced correctly, Client will pay the amount by the due date of the next invoice. For clarity, Client shall promptly pay all undisputed amounts.

c. All amounts payable to Company under this Agreement exclude applicable taxes. Client is responsible for (i) taxes related to its activities and the ownership and operation of Client Equipment; and (ii) taxes imposed, levied or assessed thereon by any governmental or other authorities. If Client is required to make any deduction, withholding or payment for taxes in any jurisdiction on amounts payable to Company, such amounts will be increased such that after making such deduction, Company receives an amount equal to what it would have received if such deduction, withholding or payment had not been made.

4. TERM, TERMINATION, MODIFICATION AND SUSPENSION

a. This Agreement commences on the Effective Date and continues until terminated as permitted by this Agreement. Each Order commences on the effective date set forth in the Order, has the initial term (“Initial Term”) set forth in the Order, and thereafter automatically renews for the additional periods set forth in the Order, or if no renewal period is set forth then one (1) year periods, (each, a “Renewal term” and collectively, the “Term”) unless Client notifies Company in writing not less than ninety (90) calendar days before such renewal of its desire for the order not to renew.

b. Either party may terminate an Order upon written notice to the other party and take such other action identified in Section 4 d. below if the other party materially breaches such Order or this Agreement and fails to cure such breach within thirty (30) calendar days (5 days in the case of failure to pay an Unpaid Balance (as defined below) or 2 days in the case of failure to pay an Unpaid Balance two or more times during any twelve month period). If the breach (other than Client failure to pay amounts when due) cannot be cured within thirty (30) calendar days, the breaching party shall be given a reasonable period of time, but not to exceed sixty (60) calendar days after receipt of the notice, to cure the breach, provided that the breaching party acts promptly and diligently to cure such breach.

c. Either party may terminate this Agreement upon written notice to the other party if there have been no Orders in effect for twelve (12) consecutive months.

d. In addition to the remedy set forth in Section 4 b. above if Client fails to pay all invoiced amounts when due (an “Unpaid Balance”), or otherwise fails to perform any of its obligations under this Agreement after opportunity to cure as provided in Section 4 b above Company may, in its sole discretion, take certain actions including, without limitation, the following actions, at Client’s sole risk and expense:

(i)	suspend the provision of the Services;

(ii)	disconnect Client Equipment and store it;

(iii)	declare all amounts due under the applicable Order through the balance of the Term to be immediately due and payable;

(iv)	operate Client Equipment for cryptocurrency mining and other activities at Company’s sole discretion and direct all resulting proceeds to Company’s own account until Company has recovered all amounts due, including, without limitation, any reinstatement, disconnection or storage fees or costs;

(v)	terminate this Agreement and all Orders; and

(vi)	exercise all other rights under this Agreement, at law, in equity or otherwise.

Unless Company has terminated this Agreement, Company will reverse the suspension of the provision of the Company Facility and Services and disconnection of Client Equipment as soon as reasonably practical after it is satisfied Client has cured the acts or omissions giving rise to the suspension and disconnection. In connection with the foregoing, Company may charge a reinstatement fee. Thereafter, Company may, at its sole discretion, require an advance payment equal to the amount of one billing invoice.

e. Notwithstanding anything in this Agreement to the contrary, Company may suspend its provision of all or a portion of the Services and disconnect all of a portion of Client Equipment immediately if Company determines in its sole discretion that: Client’s use of the Services or Client Equipment (i) may adversely impact or pose a security risk to Company’s operation or maintenance of the Company Facility or Company’s other clients; (ii) may subject Company to liability; or (iii) is not in compliance with this Agreement or Company’s policies. Company will use commercially reasonable efforts to notify Client, which may be via email or telephone, of such suspension or disconnection. Company will use commercially reasonable efforts to reverse such suspension or disconnection as soon as reasonably practical after it is satisfied that Client has cured the acts or omissions giving rise to such suspension and disconnection. In connection with the foregoing, Company may charge a reinstatement fee as set forth in the applicable Order. Further, Company may terminate this Agreement and all Orders if such suspension or disconnection continues for at least two (2) calendar days or occurs more than three (3) times in any twelve (12) month period. For clarity, during the period of suspension or disconnection, Client remains responsible for all fees and charges Client incurs during such period. Further, after the Effective Date, if Company determines in its sole and absolute discretion that as a result of any change in, or interpretation, introduction or administration of, any laws, regulations, statutes, treaties, rules, guidelines, ordinances, codes or the like, or any proposed or anticipated changes in, or interpretations, introduction or administration of the foregoing (a “Change in Law”), has resulted in an increase in Company’s cost of compliance with such Change in Law then Company may, in its commercially reasonable discretion, take certain actions, including, without limitation, the following actions, at Client’s sole risk and expense: (i) terminate this Agreement, any or all Orders; and/or (ii) modify the Services as may be necessary to account for such Change in Law. Company will use commercially reasonable efforts to notify Client of such Company actions and the effective date of such actions.

f. Further, and notwithstanding the Change in Law related costs above, after the Effective Date, if there are any increases, changes in, or introduction or administration of, any new taxes, levies, tariffs or governmental fees and charges with respect to the provision of Services, Company may, in its sole and absolute discretion, pass through all such amounts to Client (“Increased Costs”) and Client shall pay all Increased Costs in accordance with the payment and invoicing procedures as set forth in this Agreement.

g. Company shall not be liable for any Client loss or damage whatsoever as a result of the exercise of its rights under this Agreement. Upon termination of this Agreement or an Order by Company, Company is entitled to recover from Client all loss or damages incurred by Company as a result of such termination, outstanding fees, costs, charges, assessments, reimbursements, and expenses (including, without limitation, costs of collection and reasonable attorneys’ fees).

h. In addition to Section 4(f), the Company may terminate or suspend all or a portion of the Services if necessary to be in compliance with applicable law, rules, regulations, administrative or judicial orders or decree. Company will use commercially reasonable efforts to notify Client, which may be via email or telephone, of such suspension. Client agrees that the Company shall have no liability whatsoever to Client for any damage, loss, expense or cost as a result of such termination or suspension.

5. WARRANTIES, LIMITATION OF LIABILITY, INDEMNITY

a. Each party represents, warrants, and covenants that it has full legal capacity, right, power and authority to execute and perform its obligations under this Agreement. Company represents, warrants, and covenants that it will provide Company Facility and perform the Services in a professional and workmanlike manner. Client represents, warrants, and covenants (i) Client owns and has good title to Client Equipment, free and clear of any mortgage, pledge, lien, charge, security interest, claim or other encumbrance or has interest in Client Equipment as part of a financing or other arrangement disclosed and approved by Company; (ii) Client Equipment has no defects, is in good condition and is adequate for the purpose it will be used, and is not in need of maintenance or repair except for ordinary, routine maintenance and repairs that are not material in nature or cost; (iii) Client Equipment has not experienced any failure or outage and has not been modified in any way from its original manufactured condition; (iv) Client Equipment is in a condition suitable for continued optimal cryptocurrency mining operations, including, without limitation, in the same manner as conducted prior to the Effective Date; (v) Client Equipment has been operated at all times indoors in an appropriate temperature-controlled environment and consistent with the manufacturer’s recommended temperatures and operating conditions; (vi) Client Equipment has always been transported and/or handled in a protected manner normally expected when transporting and/or handling sensitive computer hardware; (vii) Client will use the Services only for lawful purposes, and Client will not transmit, retransmit or store material with or in Client Equipment or with or in Company Facility in violation of any federal or state law or regulations or local code, rule, regulation or ordinance; and (viii) Client will comply with applicable laws and regulations in connection with this Agreement. Without limiting the foregoing, Client further represents, warrants, and covenants neither Client, any officer, director, employee, partner, controlling shareholder, affiliated entity nor anyone acting on Client’s behalf (A) has used or disclosed or will use or disclose non-public information obtained from Company, (B) has violated or will violate applicable anti-bribery or anti-corruption laws, including the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act 2010, (C) has violated or will violate applicable anti-money laundering statutes, or (D) is a Denied Party or subject to any U.S. sanction imposed by the Office of Foreign Assets Control of the U.S. Department of the Treasury.

b. EXCEPT AS OTHERWISE SET FORTH IN THIS AGREEMENT, COMPANY DOES NOT MAKE AND HEREBY DISCLAIMS ALL WARRANTIES, INCLUDING, WITHOUT LIMITATION, EXPRESS, IMPLIED AND STATUTORY WARRANTIES THAT COMPANY FACILITY OR SERVICES WILL BE UNINTERRUPTED, ERROR-FREE, OR COMPLETELY SECURE, AND THE IMPLIED WARRANTIES OF MERCHANTABILITY OR SATISFACTORY QUALITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT OF ANY THIRD PARTY’S INTELLECTUAL PROPERTY RIGHTS. ALL COMPANY FACILITY AND SERVICES ARE PROVIDED OR PERFORMED ON AN “AS IS”, “AS AVAILABLE” BASIS, AND CLIENT’S USE OF THE COMPANY FACILITY AND SERVICES IS SOLELY AT ITS OWN RISK. CLIENT ACKNOWLEDGES AND AGREES THAT COMPANY DOES NOT AND CANNOT CONTROL THE FLOW OF DATA OR POWER TO OR FROM COMPANY’S NETWORK AND/OR THE INTERNET OR POWER GRID, WHICH ARE PROVIDED OR CONTROLLED BY THIRD PARTIES, AND THAT ACTIONS OR INACTIONS OF THIRD PARTIES CAN IMPAIR OR DISRUPT COMPANY’S CONNECTIONS TO THE INTERNET OR POWER GRID (OR PORTIONS THEREOF) INCLUDING, WITHOUT LIMITATION, INTERRUPTIONS IN SERVICE CAUSED BY GOVERNMENT REGULATIONS OR ORDERS, SYSTEM CAPACITY LIMITATIONS OR LIMITATIONS IMPOSED BY, OR FAILURES OF, AN UNDERLYING COMMUNICATIONS CARRIER. COMPANY WILL ENDEAVOR TO TAKE ACTIONS IT DEEMS APPROPRIATE IN ITS SOLE DISCRETION TO REMEDY AND AVOID SUCH EVENTS. HOWEVER, COMPANY CANNOT AND DOES NOT GUARANTEE THAT SUCH EVENTS WILL NOT OCCUR, AND COMPANY DISCLAIMS ANY AND ALL LIABILITY RESULTING FROM OR RELATED TO SUCH EVENTS. COMPANY HEREBY DISCLAIMS ALL RESPONSIBILITY FOR THE ACTS OR OMISSIONS BY COMPANY’S OTHER CUSTOMERS AND CLIENTS AND OTHER THIRD PARTIES.

c. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR (I) LOST PROFITS; (II) LOSS OF BUSINESS; (III) LOSS OF REVENUES (EXCEPT THAT CLIENT SHALL BE LIABLE FOR ANY FEES OR OTHER AMOUNTS OWED TO COMPANY UNDER THIS AGREEMENT); (IV) LOSS, INTERRUPTION OR USE OF DATA OR LOSS OF USE OF CLIENT EQUIPMENT; (V) ANY CONSEQUENTIAL OR INDIRECT DAMAGES; OR (VI) COST OF COVER, ANY INCIDENTAL, SPECIAL, RELIANCE, EXEMPLARY OR PUNITIVE DAMAGES (IF APPLICABLE), EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

d. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, COMPANY’S TOTAL LIABILITY TO CLIENT IN THE AGGREGATE FOR THE ENTIRE TERM (REGARDLESS OF WHETHER THE CLAIMS ARE BROUGHT DURING OR AFTER THE TERM) WITH RESPECT TO ALL CLAIMS ARISING FROM OR RELATED TO THE SUBJECT MATTER OF THIS AGREEMENT (INCLUDING, WITHOUT LIMITATION, ATTORNEYS’ FEES) WILL NOT EXCEED AN AMOUNT EQUAL TO ONE (1) MONTHS FEE PAYABLE TO COMPANY PURSUANT TO THE APPLICABLE ORDER.

e. EXCEPT FOR CLIENT’S BREACH OF ITS OBLIGATIONS UNDER SECTIONS 4, 5 a, 5 h AND 6, AND LOSS OR DAMAGE ARISING OUT OF CLIENT’S GROSS NEGLIGENCE, BAD FAITH OR WILLFUL MISCONDUCT, THE LIMITATIONS SET FORTH IN SECTIONS 5 c AND 5 d WILL APPLY TO ALL CLAIMS AND CAUSES OF ACTION, REGARDLESS OF WHETHER IN CONTRACT, TORT, STRICT LIABILITY OR OTHER THEORY.

f. Client hereby waives the right to bring any claim against Company arising out of or in any way relating to an Order more than one (1) year after the date such Order expires or is terminated. Each party recognizes and agrees that the warranty disclaimers, limitations of liability and remedy limitations in this Agreement are materially bargained for by the parties.

g. Client acknowledges that cryptocurrency price movement, cryptocurrency difficulty, and legal and regulatory risks could have a material adverse impact on cryptocurrencies, cryptocurrency mining, Client Equipment, Services, and this Agreement. Client assumes responsibility for all such risks, and Company disclaims all types of liabilities or loss of funds that may arise as a result.

h. Client shall indemnify, defend and hold harmless Company and its affiliates, stockholders, directors, officers, employees, subcontractors and invitees from and against any losses, liabilities, damages, costs and expenses (including, without limitation, reasonable attorneys’ fees) arising from or relating to (i) death, personal injury, bodily injury or property damage caused by Client or Client’s customers or clients or Client Equipment; (ii) breach of Client’s representations, warranties, or covenants in this Agreement or in an Order or Sections 2 or 6; (iii) fraud, bad faith, negligence or willful or reckless conduct of or by Client or Client’s customers or clients; (iv) Client’s or Client’s customers’ or clients’ use of the Company Facility, Services, or Client Equipment; (v) any claim whatsoever by Client’s customers or clients, or any third party related to the Services or Client Equipment; (vi) any change in, or interpretation or administration of, any laws, regulations, statutes, treaties, rules, guidelines, ordinances, codes or the like, or any proposed or anticipated changes in, or interpretations or administration of the foregoing, or (vii) Client’s installation or use of any non-standard software or firmware in connection with the Client Equipment.

6. CONFIDENTIAL INFORMATION

a. Each party acknowledges that it and its employees or agents may, in the course of performing its responsibilities under this Agreement, be exposed to or acquire information which is proprietary to or confidential to the other party, including, without limitation, business plans, strategies, forecasts and projections and information about business structures, operations, systems, finances, assets, investments, investment strategies, software and other technology systems, and personnel, customers and suppliers (collectively, “Confidential Information”). Company’s Confidential Information also includes the design, address and location of the Company Facilities (which is deemed to be not publicly known), the Services provided, equipment used at the Company Facilities, the configuration of cables, networks and services at the Company Facilities and the terms of this Agreement. Neither party may use or copy any Confidential Information except to the limited extent necessary to perform its obligations under this Agreement and will not disclose any Confidential Information to any person or entity other than to its employees who have a need to know the Confidential Information or as otherwise expressly permitted by this Agreement. Each party shall use the same measures that it uses to protect its own most confidential and proprietary information to protect the Confidential Information from use or disclosure in violation of this Agreement, but in no event less than commercially reasonable measures.

b. The restrictions on use of Confidential Information do not apply to information if it (i) is known to the receiving party prior to receipt from the disclosing party directly or indirectly from a source other than one having an obligation of confidentiality to the disclosing party; (ii) becomes known (independently of disclosure by the disclosing party) to the receiving party directly or indirectly from a source other than one having an obligation of confidentiality to the disclosing party; (iii) becomes publicly known or otherwise ceases to be confidential, except through a breach of this Agreement by the receiving party; or (iv) is independently developed by the receiving party. For the avoidance of doubt, the mere placement of materials or equipment containing information at a Company Facility does not constitute disclosure of such information to Company.

c. Upon termination or expiration of this Agreement, or at any other time at the request of the other party, each party shall return to the other party, or destroy and delete, as applicable, all Confidential Information and any copies thereof in its possession or control.

d. Neither party may use the other party’s trademarks, service marks, trade names, copyrights, other intellectual property rights or other designations in any promotion, publication or press release without the prior written consent of the other party in each case, which consent may be given in an Order.

e. Notwithstanding any contrary provisions in this Agreement, if Client requests or suggests changes to Company’s products or services, absent a separate custom development agreement Client grants Company the right to freely incorporate such changes or suggestions into Company’s products and services without restriction.

7. INSURANCE

a. Client agrees to maintain the following insurance, at its expense, during the Term, with insurers having a minimum AM Best rating of A- VII or S&P rating of A: (i) Commercial General Liability or Public Liability Insurance with a limit of US $2,000,000 per occurrence, US $4,000,000 in the aggregate (or the local currency equivalent), provided these limits may be achieved through a combination of primary and excess policies and such insurance will include coverage for bodily injury and property damage.

b. Client will furnish Company with certificates of insurance upon request that evidence the minimum levels of insurance set forth herein, list Company as an additional insured or interested party on the Commercial General Liability or Public Liability Insurance and designate that Client’s insurance is primary and non-contributory. Client will provide at least thirty (30) days’ prior written notice to Company of any non-renewal or cancellation of the policies referenced above.

8. MISCELLANEOUS

a. Notice. Except where expressly provided in this Agreement or an Order, all notices, consents, or approvals required by this Agreement will only be in writing and sent by overnight courier, certified or registered mail, overnight delivery requiring a signature upon receipt, or delivery by hand to the parties at the respective addresses set forth on the first page of this Agreement. Notice is effective when received.

b. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement, and supersedes and replaces all prior or contemporaneous discussions, negotiations, proposals, understandings and agreements, written or oral, as well as any industry custom. Each party acknowledges that, in entering into this Agreement, it has not relied on, and shall have no right or remedy in respect of, any statement, representation, assurance or warranty other than as expressly set out in this Agreement. This Agreement may be executed in two (2) or more counterparts (and the signature pages may be delivered with ink or electronic signature or by e-mail), each will be deemed an original, but all together will constitute one and the same instrument. Except where otherwise expressly provided in this Agreement, this Agreement may be amended only by the written agreement of both parties.

c. Survival. Any provision of this Agreement, which, by its nature, would survive termination or expiration of this Agreement will survive any such termination or expiration, including, without limitation, those provisions concerning confidentiality, indemnification and limitation of liability.

d. Subcontracting and Assignment. Company may permit any affiliate, independent contractor or other third party to perform any of Company’s obligations hereunder provided that Company remains primarily liable for the performance of its obligations. Company may assign, delegate, or transfer this Agreement or any of its rights and obligations hereunder without notice to or prior written consent of Client. Client may not assign, delegate or transfer this Agreement or any of its rights and obligations hereunder without the prior written consent of Company. Any assignment or transfer in violation of this Agreement is void. This Agreement will be binding upon and inure to the benefit of all permitted successors and assigns. Nothing in this Agreement is intended to or will confer upon any third party any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement

e. Force Majeure. Except for Client’s obligation to pay amounts owed under this Agreement, neither party will be responsible or in any way liable to the other party, and neither party will have any termination or other rights, arising out of or relating to a Force Majeure Event. A “Force Majeure Event” is a failure by the other party to perform any of its obligations under this Agreement if such failure is caused by events or circumstances beyond its reasonable control, including, without limitation, acts of God, war, labor strike, terrorist act, fire, flood, earthquake, landslide, hurricane, typhoon, tsunami, volcanic eruption, inclement weather, health epidemic or any law, order, regulation or other action of any governing authority or agency.

f. Governing Law and Arbitration. This Agreement and all claims arising out of or related to this Agreement are governed by and construed in accordance with the laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of Delaware. Any dispute, claim or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity thereof, including, without limitation, the determination of the scope or applicability of this Agreement to arbitrate, shall be determined exclusively by arbitration in King County, Washington before three (3) arbitrators. The arbitration shall be administered by JAMS pursuant to its Comprehensive Arbitration Rules & Procedures. Any award, order or judgment pursuant to arbitration (“Award”) is final and may be entered and enforced in any court of competent jurisdiction, and each party shall submit to any court of competent jurisdiction for purposes of the enforcement of any Award. The arbitrator may, in the Award, allocate all or part of the costs of the arbitration, including, without limitation, the fees of the arbitrator and the reasonable attorneys’ fees of the prevailing party.

g. General. The rights and remedies provided for herein are cumulative and not exclusive of any rights or remedies that a party would otherwise have. The parties are independent contractors, and this Agreement does not establish any relationship of partnership, joint venture, employment, franchise or agency between them. Neither party may bind the other or incur obligations on the other’s behalf without the other’s prior written consent. There are no third-party beneficiaries to this Agreement. No waiver of any breach of any provision of this Agreement will constitute a waiver of any prior, concurrent or subsequent breach of the same or any other provisions hereof, and no waiver will be effective unless made in writing and signed by an authorized representative of the waiving party.

[Signature page follows]

Core Scientific, Inc.		Gryphon Digital Mining, Inc.

By:	/s/ Michael Trzupek	By:	/s/ Dan Tolhurst
Name:	Michael Trzupek	Name:	Dan Tolhurst
Title:	Authorized Representative	Title:	President
Date:	9/13/2021	Date:	9/12/2021

Exhibit B

MASTER SERVICES AGREEMENT ORDER #2

This Order, including the terms and conditions hereunder, incorporates by reference the terms of the Master Services Agreement dated as of September 12, 2021 (the “Agreement”) between Company and Client (as defined below). If any terms of this Order conflict with the terms of the Agreement, the terms of this Order shall govern with respect to this Order. Capitalized terms used but not defined in this Order shall have the meanings ascribed in the Agreement.

Commencement Date:	As of September 24, 2021 and then the fifteenth of every remaining month beginning with October 15, 2021 until November 15, 2022, respectively.
Facility:	Company Facility as determined by Company.
Client Equipment hosted**:	Deployment Month	Quantity & Type of Unit (the “Units”)	Assumed power consumption per Unit (KWh):
	OCT 2021	100 S19 or equivalent	3.255
	NOV 2021	100 S19 or equivalent	3.255
	DEC 2021	100 S19 or equivalent	3.255
	JAN 2022	100 S19 or equivalent	3.255
	FEB 2022	100 S19 or equivalent	3.255
	MAR 2022	2,500 S19 or equivalent	3.255
	APR 2022	5,000 S19 or equivalent	3.255
	MAY 2022	7,500 S19 or equivalent	3.255
	JUN 2022	10,000 S19 or equivalent	3.255
	JUL 2022	10,000 S19 or equivalent	3.255
	AUG 2022	10,000 S19 or equivalent	3.255
	SEP 2022	10,000 S19 or equivalent	3.255
	OCT 2022	10,000 S19 or equivalent	3.255
	NOV 2022	4,500 S19 or equivalent	3.255
Hosting-Services Rate:	[***]
Payment Due Prior to Installation:	[***]
Estimated Delivery Date:

As of September 24, 2021 and then the fifteenth of every month beginning with October 15, 2021 until November 15, 2022, respectively.

Client to notify Company as soon as reasonably possible in advance if Units will not be delivered by this date. Company may terminate this Order if substantially all the Units are not delivered within 60 days of the Estimated Delivery Date.

Fees:	[***]
Fees payable pursuant to Section 4 in connection with Service Termination/ Suspension	[***]

[***] = CONFIDENTIAL PORTION HAS BEEN OMITTED BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED

Order Term. Subject to acceptance by Company, the term of this Order shall commence on the Commencement Date and continue until the fourth anniversary of the Commencement Date (the “Initial Term”), unless sooner terminated (i) by Company, as provided above, (ii) by mutual agreement of the parties, or (iii) pursuant to Section 4 of the Agreement. Unless earlier terminated, this Order shall automatically renew for successive 12-month renewal terms (“Renewal Term”) unless terminated during a renewal term as set forth in the Agreement.

Amendment to Section 8.d of the Agreement. Both Company and Client agree that Section 8.d (Assignment and Subcontracting) of the Agreement is amended so that Client is permitted to sub-lease, sub-license, assign, delegate or transfer the Agreement, Order 1 and Order 2, or any of its rights and obligations hereunder to Sphere 3D Corp. and thereunder without the prior written consent of Company as long as Sphere 3D Corp. satisfies Company requirements prior to.

Fees. Client shall pay the fees provided for in this Order. The Fees for Services will be determined initially by reference to the Assumed power consumption per Unit of each deployed Unit, multiplied by the Hosting-Services Rate (each as set forth above in this Order). Subsequent invoices will contain any additional charges incurred by Client and adjustments resulting from any differences between the Fees for Services invoiced in the preceding month and the Fee for Services based on Company’s determination of power utilized by Client during that month, as well as any adjustments to Company’s estimate of power to be utilized by Client in the upcoming month. Fees for Services for each month shall be paid in advance, in accordance with Section 3 of the Agreement.

Services. Company and Client agree that all services to be provided by Company to Client shall be provided in a data center owned or operated by Company or its affiliate which is defined as a company that is wholly owned or jointly owned but operated and managed by the Company (“Company Facility”). At least ten percent (10%) of the computer hardware (“Equipment”) (hosted in the Company Facility in which Client Equipment is hosted must be Equipment that is owned by Company. If however, there is a single occupancy restriction at a Company Facility for purposes of maintaining a qualifying data center status for sales tax purposes, the Client shall have the option to either waive this requirement or pay the requisite sales tax. In addition, Company covenants that all power provided to Client under this Order 2 shall be one hundred percent (100%) net carbon neutral. In addition, Company intends to achieve 100% net carbon neutral status for its mining operations. The Company will achieve and maintain this status by continuing to increase relationships with power suppliers providing a higher mix of non-carbon emitting energy sources and by purchasing certified green carbon offset certificates using United States Environmental Protection Agency guidelines for calculating carbon emissions.

Company Disclosures. Company shall disclose to Client all specifications, procedures, rules, policies and regulations which relate to, are mentioned in, or are integrated in the Agreement prior to executing the Agreement and any Order. Company shall not be liable, or assessed any penalty, sanction, installation suspension, or fine for violation of or failure to comply with any specifications, procedures, rules, policies and regulations which relate to, are mentioned in, or are integrated in the Agreement which are not disclosed to Client prior to execution of the Agreement and Order. If Client violates or fails to comply with any specifications, procedures, rules, policies and regulations which relate to, are mentioned in, or are integrated in the Agreement which were not disclosed to Client prior to execution of the Agreement and Order, Company agrees to provide Client reasonable time to comply with such undisclosed specifications, procedures, rules, policies and regulations.

Time to Retrieve Client Equipment: Upon the presentation of any Retrieval Notice to Client, Client shall have fifteen (15) calendar days from the date set forth in the Retrieval Notice to pay any outstanding amounts owed to Company and remove at Client’s sole cost and expense Client Equipment from Company Facility.

Failure or Delay by Client to Retrieve Client Equipment. The failure or delay by Client to retrieve Client Equipment on or before the date set forth in the Retrieval Notice shall entitle Company to pursue at Client’s sole risk and expense all actions set forth in Section 4(d), as applicable, only, and that any such failure or delay by Client to retrieve Client Equipment shall not impact legal title to said Client Equipment.

Time to Dispute Amounts Billed by Company: Client may, in good faith, dispute any Disputed Amount by submitting a written notice of such dispute along with reasonable supporting documentation within seven (7) calendar days of the date of the initial invoice on which the Disputed Amount appears, failing which Client waives all rights to dispute such Disputed Amount and to file any claim.

Remedies and Notice for Change in Law. If a Change in law as defined in the Agreement has resulted in an increase in Company’s cost of compliance with such Change in Law then Company may, in its commercially reasonable discretion, take certain actions, including, without limitation, the following actions, at Client’s sole risk and expense: (i) terminate this Agreement, any or all Orders only with Client’s express agreement to such termination; and/or (ii) modify the Services as may be necessary to account for such Change in Law.

Notice under Section 4.e. Company shall notify Client of such Company actions described in 4.e as soon as possible and in no event later than within three (3) calendar days of Company determining that it will take any action contemplated, described or enumerated in Section 4.e.

Ordinary routine maintenance and repairs. Ordinary, routine maintenance and repairs are defined to include routine maintenance of Client Equipment Units, power supply, internet connection.

Exception to Confidential Information provision for agents and contractors. Either party may disclose Confidential Information its employees, contractors, or agents who have a need to know the Confidential Information or as otherwise expressly permitted by this Agreement.

Exception to Confidential Information provision for regulatory and legal requirements and obligations. Notwithstanding any contrary provision in this Agreement, Company acknowledges and agrees that Client is or intends to become a U.S. publicly traded company and may be required to disclose this Agreement and Order in order to comply with applicable securities laws, including its disclosure obligations under the U.S. Securities Exchange Act of 1934, as amended. Client may therefore disclose any information that is reasonably necessary to comply with any legal or regulatory requirement or obligation.

Prohibition against including Client Equipment Units in any Security Agreement or collateralized transaction. Company agrees to not include Client Equipment Units in any mortgage, pledge, lien, charge, security interest, claim or other encumbrance or other instrument granting any third party any rights to the Client Equipment Units, or otherwise to cause or allow the creation of any lien or cloud on title of the Client Equipment Units without the express written consent of Client.

Performance Information. Company shall prepare reports of Client performance data related to the Uptime of the Client Equipment Units, and any costs assessed. Such reports including data related to the Uptime of Client Equipment Units and costs assessed shall be created on a daily basis and provided to Client upon Client’s request. Such data related to Uptime of the Client Equipment Units shall be reported on a monthly basis to Client Uptime is defined for each calendar month as an expression of the availability of the Client Equipment Units as a percentage equal to (a) the difference between the total number of minutes of Downtime in such month and the total number of minutes in such month, divided by (b) the total number of minutes in such calendar month. Downtime as used herein means, for each calendar month, time that the Client Equipment Units are not available to mine digital assets in accordance with this Agreement, excluding periods of time in which the Client Equipment Units are not available resulting from or relating to: (a) a Force Majeure Event; (b) scheduled maintenance or emergency maintenance, provided that Company shall provide Client with reasonable advanced notice of any such maintenance; (c) downtime resulting from Client’s breach of this Agreement; (d) faults or errors in the Client Equipment Units not resulting from Company’s breach of this Agreement; or (e) downtime related to any other forces beyond the reasonable control of Company or its agents or subcontractors and not avoidable by reasonable due diligence. Client may request one audit per month at the Client’s own cost (an “Audit”) of Company to determine whether all fees and costs charged to Client under this Agreement were calculated in accordance with this Agreement. If that audit reveals that Company has undercharged Client, then Client shall pay the difference between the charged amount and the actual amount to Company. Conversely, if an Audit reveals that Company has overcharged Client, then Company shall pay Client the difference between the charged amount and the actual amount.

Third Party Code. Client shall indemnify, defend and hold harmless Company and its affiliates, stockholders, directors, officers, employees, subcontractors and invitees from and against any losses, liabilities, damages, costs and expenses (including, without limitation, reasonable attorneys’ fees) arising from or relating to Client’s installation or use of any non-standard software or firmware in connection with the Client Equipment. Notwithstanding any contrary provisions in the Agreement, if Client requests or suggests changes to Company’s products or services, absent a separate custom development agreement Client grants Company the right to incorporate such changes or suggestions into Company’s products and services without restriction.

Warranty. Company does not make and hereby disclaims all warranties with respect to the Units. Company shall initiate warranty claims with Unit manufacturer. Company cannot and does not guarantee that warranty claims will be accepted by manufacturer.

Client Equipment Disclosures. Client shall disclose to Company (a) whether any Client Equipment Units have been financed or are otherwise subject to any security interest, (b) whether any Client Equipment Units were previously used, and (c) and shall confirm that Company has all rights and title necessary to comply with all duties assumed in the Agreement. Provided such disclosures are made by Client and security interest granted to financing entity does not impact Company’s rights under this Agreement, Company shall approve the usage of any Client Equipment Units.

Client agrees and confirms that:

(i)	It has clean title to the Client Equipment or has otherwise provided Client Equipment Disclosures regarding the Client Equipment and has not entered into any agreement that would interfere with Provider’s exercise of its remedies under section 4.d of the Agreement.

(ii)	Neither Client nor Client’s customers will use the Services for any illegal activity; and

(iii)	Neither Client nor its customers are subject to any sanctions imposed by the Office of Foreign Asset control of the U.S. Department of the Treasury.

**Client agrees to replace sold, damaged and other inoperable Units within 60 days to maintain the aggregate number of Units subject to this Order, unless Company has been hired to repair the Unit or Units. Additional equipment may be added to this Order at the Hosted Services Rate provided upon the mutual agreement of Provider and Client.

Gryphon Digital Mining, Inc. “Client”		Core Scientific, Inc., “Company”

By:	/s/ Rob Chang	By:	/s/ Michael Trzupek
Name:	Rob Chang	Name:	Michael Trzupek
Title:	CEO	Title:	CFO